AMENDMENT TO CUSTODY AGREEMENT

THIS AMENDMENT (“Amendment”) dated this 24th day of February 2018, to the Custody Agreement, dated as of October 15, 2009 (the “Agreement”), is entered by and between Frank Funds, an Ohio business trust (the “Trust”) and Huntington National Bank, a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust intends to create additional series of the Trust; and

WHEREAS, the Trust and the Custodian desire to extend the Agreement to apply to the recently added series; and

WHEREAS, Section 11.2 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

1.

All references to “Fund” in the Agreement shall be read and understood to include and apply to each Fund as defined in that part of the Agreement titled “Definitions.”

2.

Appendix B to the Agreement is hereby superseded and replaced with Appendix B attached hereto.

3.

Appendix E to the Agreement is hereby superseded and replaced with Appendix D attached hereto.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

FRANK FUNDS

Huntington National Bank

By: _/s/Brian Frank_

By:  __/s/Kevin Speert

Name:  _Brian Frank_____________

Name:__Kevin Speert___________

Title:  __President______________

Title:  __Vice President_________

Appendix B

Series of the Trust

Frank Value Fund

Leigh Baldwin Total Return Fund

Camelot Event Driven Fund

Appendix D

Schedule of Compensation

Huntington National Bank

Custody Fee Schedules

for

Frank Value Fund

Leigh Baldwin Total Return Fund

and for

Camelot Event Driven Fund

are attached hereto.

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